EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-156445,333-74611 and 333-32599) of Commercial Bancshares, Inc. of our report dated March 17, 2014 with respect to the consolidated financial statements of Commercial Bancshares, Inc. included in this Form 10-K for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Auburn Hills, Michigan

March 17, 2014